FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                      REGISTRATION NO. 333-82450

          PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED MARCH 8, 2002

                               CELSION CORPORATION

                        33,735,821 SHARES OF COMMON STOCK

         This prospectus supplement will be used by the holders of common stock, par value $.01 per share (the "Common Stock"), of Celsion Corporation, a Delaware corporation (the "Company") and holders of certain Common Stock purchase warrants (the "Warrants") to resell their shares of Common Stock and/or the shares of Common Stock underlying the Warrants, in each case referred to herein as the "Shares". You should read this prospectus supplement together with the prospectus dated March 8, 2002 (the "Prospectus"), which is to be delivered with this prospectus supplement. The Prospectus relates to the offer and sale from time to time by certain selling stockholders of up to 33,735,821 Shares, consisting of 12,550,000 currently outstanding Shares and up to 21,185,821 Shares issuable upon the exercise of the Warrants.

                              --------------------

         The table below supplements the information set forth under the caption "Resales by Selling Stockholders" in the Prospectus and, to the extent inconsistent therewith, amends or supersedes the table appearing under that caption in the Prospectus. Further, where the name of a Selling Stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Stockholder supersedes the information in the Prospectus.

         The Selling Stockholders named in the table below acquired, in the aggregate, Warrants to purchase 466,980 Shares through transfers of Warrants to purchase 466,980 Shares from Selling Stockholders named in the Prospectus. The table sets forth the following information with respect to each Selling Stockholder named herein as of August 6, 2003: (i) the name of the Selling Stockholder; (ii) the number of Shares the Selling Stockholder beneficially owned before this offering; (iii) the number of Shares the Selling Stockholder is offering hereby; (iv) the total number of outstanding shares of Common Stock that the Selling Stockholder will beneficially own, assuming that the Selling Stockholder sells all of the Shares held thereby subject to this offering; (v) that number of shares as a percentage of the total number of shares of Common Stock outstanding. Except as set forth in the table below, none of the Selling Stockholders named herein has had a material relationship with us within the last three years other than as a result of the ownership of the Shares, Warrants or other securities of the Company. The information in the table below was furnished to us by the Selling Stockholders listed in the table on or before August 6, 2003.


                                                                               SECURITIES                  SECURITIES
                                          SECURITIES BENEFICIALLY OWNED         OFFERED                BENEFICIALLY OWNED
                                              PRIOR TO OFFERING (1)            HEREBY (2)              AFTER OFFERING (3)
                                        ---------------------------------    ---------------   ------------------------------------
                                            COMMON                              COMMON
    NAME OF SELLING STOCKHOLDER             STOCK             WARRANTS          STOCK               AMOUNT             PERCENT
-------------------------------------   ---------------    --------------    ---------------   ---------------    -----------------
Philip V. Felice                              0               750,000          150,000 (4)         600,000                *
J. Paul Irvin                              352,200            190,000          190,000 (5)         352,200                *
James D. McCamant                             0               171,380          171,380 (6)            0                   *
John H. Dakin                               25,000            380,938          380,938              25,000                *



----------
(1) We have computed "beneficial ownership" in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934 for purposes of this table. Therefore, the table reflects a person as having "beneficial ownership" of shares of Common Stock if such person has the right to acquire such shares within 60 days of August 6, 2003. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, we have assumed to be outstanding any security which such person or persons has or have the right to acquire within that 60-day period. All of the Warrants are currently exercisable and, therefore, the Selling Stockholders may be deemed to be the beneficial owner of the Shares of Common Stock underlying such Warrants pursuant to Rule 13d-3(d). However, securities that may be acquired within that 60-day period are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Notwithstanding the foregoing, for purposes of this table, we have not included the Shares underlying Warrants and registered hereby under the column "Securities Beneficially Owned Prior to Offering--Common Stock." Instead, such Shares are reflected under the column "Securities Offered Hereby." Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes, based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of Common Stock which they beneficially own.

(2) Represents the maximum number of Shares issuable to each Selling Stockholder upon exercise in full of Warrants issued or issuable thereto.

(3) Assumes the eventual sale of all Shares by each Selling Stockholder. There can be no assurance that any Selling Stockholder will sell any or all of such Shares owned thereby or issuable thereto.

(4) Warrants to purchase 150,000 Shares were acquired pursuant to a transfer from Kim R. Baker, who no longer holds Shares or Shares subject to Warrants subject to resale pursuant to the Prospectus.

(5) Warrants to purchase 190,000 Shares were acquired pursuant to a transfer from Brooke C. Moore, who no longer holds Shares or Shares subject to Warrants subject to resale pursuant to the Prospectus.

(6) Warrants to purchase 126,980 Shares were acquired pursuant to a transfer from John H. Dakin.

 *       Less than 1%.


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


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THE PROSPECTUS.

                              --------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------


           The date of this Prospectus Supplement is August 11, 2003.





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